UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 19, 2010
Fifth Street Finance Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-33901	26-1219283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10 Bank Street, Suite 1210
White Plains, NY 10606
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (914) 286-6800
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On November 19, 2010, Fifth Street Finance Corp. (the “Company”) announced the retirement of Marc A. Goodman from his position as Chief Investment Officer of the Company, effective November 15, 2010.
     Upon Mr. Goodman’s retirement, the Board of Directors of the Company elected Ivelin M. Dimitrov and Chad S. Blakeman as Co-Chief Investment Officers of the Company. Mr. Dimitrov has been the Co-Chief Investment Officer of Fifth Street Management LLC (“Fifth Street Management”) since June 2010. He is also a partner of Fifth Street Management and serves on its investment committee. Mr. Dimitrov, age 32, has over six years of experience structuring small and mid-cap transactions. Mr. Dimitrov joined Fifth Street Management in May 2005 and is responsible for the evaluation of new investment opportunities, deal structuring and portfolio monitoring, in addition to managing the investment adviser’s associate and analyst team. In addition, Mr. Dimitrov is the chairman of the investment adviser’s internal valuation committee. He has substantial experience in financial analysis, valuation and investment research. Mr. Dimitrov graduated from the Carroll Graduate School of Management at Boston College with an M.S. in Finance and has a B.S. in Business Administration from the University of Maine. He is also a holder of the Chartered Financial Analyst designation.
     Mr. Blakeman has been a Managing Director of Fifth Street Management since April 2010 and Co-Chief Investment Officer of Fifth Street Management since June 2010. Mr. Blakeman, age 46, has more than 24 years of lending-related experience in underwriting and account management in the cash flow and asset-based markets. Mr. Blakeman is primarily responsible for overseeing all underwriting and risk management processes at Fifth Street Management. Prior to joining, Mr. Blakeman was a managing partner at CastleGuard Partners LLC, a middle market finance company, from March 2009 to March 2010. Prior to that, Mr. Blakeman was Managing Director and Senior Risk Officer for Freeport Financial LLC from October 2004 to March 2009, where he co-managed a portfolio of approximately $1.5 billion. Prior to Freeport Financial, Mr. Blakeman worked at GE Capital Corporation’s Global Sponsor Finance Group, First Chicago Bank, Bank of America and Heller Financial Inc. Mr. Blakeman received his B.S. in Finance from the University of Illinois and his M.B.A. from DePaul University.
     Other than standard compensation arrangements, there are no arrangements or understandings between Mr. Dimitrov or Mr. Blakeman and any other persons pursuant to which Messrs. Dimitrov and Blakeman were appointed officers of the Company. Other than as a result of their respective positions at Fifth Street Management, described above, neither Mr. Dimitrov nor Mr. Blakeman is a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2010	FIFTH STREET FINANCE CORP.
	By:	/s/ William H. Craig
		Name:	William H. Craig
		Title:	Chief Financial Officer